THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR UNDER THE PROVISIONS OF ANY APPLICABLE STATE SECURITIES LAWS, BUT HAS BEEN ACQUIRED BY THE REGISTERED HOLDER HEREOF FOR PURPOSES OF INVESTMENT AND IN RELIANCE ON STATUTORY EXEMPTIONS UNDER THE 1933 ACT, AND UNDER ANY APPLICABLE STATE SECURITIES LAWS. THIS NOTE MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER PROVISIONS OF THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT; AND IN THE CASE OF AN EXEMPTION, ONLY IF THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION OF THIS NOTE.

GAMMACAN INTERNATIONAL, INC.

November 20, 2006	$350,000.00

8% PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned, GammaCan International, Inc., a Delaware corporation (the “Company”), hereby promises to pay the individuals and entities set forth on Schedule A, annexed hereto, (collectively, the “Lenders”) on November 20, 2007 (the “Maturity Date”) the principal sum of Three Hundred Fifty Thousand Dollars ($350,000) and interest on the outstanding principal sum hereof at the rate of eight percent (8%) per annum (this "Note"), as set forth herein, pursuant to the following terms:

1. Principal and Interest. Principal and interest shall be payable on the Maturity Date in like coin or currency to the Lenders hereof at the office of the Company as hereinafter set forth, provided that any payment otherwise due on a Saturday, Sunday or legal Bank holiday may be paid on the following business day. In the event that for any reason whatsoever any interest or other consideration payable with respect to this Note shall be deemed to be usurious by a court of competent jurisdiction under the laws of any state governing the repayment hereof, then so much of such interest or other consideration as shall be deemed to be usurious shall be held by the holder as security for the repayment of the principal amount hereof and shall otherwise be waived

2. Right of Prepayment. Upon 5 days’ written notice delivered to the Lenders the Company at its option shall have the right to prepay a portion or all outstanding principal of the Note, provided, however, that the Lenders may choose within 5 days of receipt of notice of the Company’s intention to repay to exercise its right of conversion under Section 3 hereunder. There shall be no prepayment fee or penalty.

3. Conversion to Debt or Equity. At the sole discretion of the Lenders, the entire amount outstanding under the Note may be converted at any time prior to repayment in full into debt or equity of the Company on the same terms as any debt or equity financing that the Company may issue or grant during the 12 month period immediately following the date of this Note. The conversion right of the Lenders may be exercised at the time of the Company’s issuance of the said financing equity or at any time thereafter up to the date of full payment of the Note.

4. Event of Default. An “Event of Default” shall be deemed to have occurred upon the occurrence of any of the following: (i) the Company should fail for any reason or for no reason to make any payment of the principal, interest, costs, indemnities, or expenses pursuant to this Note within ten (10) days of the date due as prescribed herein; (ii) the Company shall: (1) commence a voluntary case for relief as a debtor under the United States Bankruptcy Code; (2) file with or otherwise submit to any governmental authority any petition, answer or other document seeking: (A) reorganization, (B) an arrangement with creditors or (C) to take advantage of any other present or future applicable law respecting bankruptcy, reorganization, insolvency, readjustment of debts, relief of debtors, dissolution or liquidation; (3) be adjudicated a bankrupt or insolvent by a court of competent jurisdiction, or (4) sell or otherwise dispose of any material assets of the Company or any its material subsidiaries without the prior written consent of the Lenders, or (5) be in material breach of any agreement that is material to the Company for a period in excess of 10 days . Upon an Event of Default (as defined above), the entire principal balance outstanding under this Note, together with accrued unpaid interest thereon, shall be immediately be due and payable, without further notice to the Company.

5. Maximum Interest Rate. In no event shall any agreed to or actual interest charged, reserved or taken by the Lenders as consideration for this Note exceed the limits imposed by New York law. In the event that the interest provisions of this Note shall result at any time or for any reason in an effective rate of interest that exceeds the maximum interest rate permitted by applicable law, then without further agreement or notice the obligation to be fulfilled shall be automatically reduced to such limit and all sums received by the Lenders in excess of those lawfully collectible as interest shall be applied against the principal of this Note immediately upon the Lenders’ receipt thereof, with the same force and effect as though the Company had specifically designated such extra sums to be so applied to principal and the Lenders had agreed to accept such extra payment(s) as a premium-free prepayment or prepayments.

6. Cancellation of Note. Upon the repayment by the Company of all of its obligations hereunder to the Lenders, including, without limitation, the principal amount of this Note, plus accrued but unpaid interest, the indebtedness evidenced hereby shall be deemed canceled and paid in full. Except as otherwise required by law or by the provisions of this Note, payments received by the Lenders hereunder shall be applied first against expenses and indemnities, next against interest accrued on this Note, and next in reduction of the outstanding principal balance of this Note.

7. Severability. If any provision of this Note is, for any reason, invalid or unenforceable, the remaining provisions of this Note will nevertheless be valid and enforceable and will remain in full force and effect. Any provision of this Note that is held invalid or unenforceable by a court of competent jurisdiction will be deemed modified to the extent necessary to make it valid and enforceable and as so modified will remain in full force and effect.

8. Amendment and Waiver. This Note may be amended, or any provision of this Note may be waived, provided that any such amendment or waiver will be binding on a party hereto only if such amendment or waiver is set forth in a writing executed by the parties hereto. The waiver by any such party hereto of a breach of any provision of this Note shall not operate or be construed as a waiver of any other breach.

9. Successors. Except as otherwise provided herein, this Note shall bind and inure to the benefit of and be enforceable by the parties hereto and their permitted successors and assigns.

10. Assignment. This Note shall not be directly or indirectly assignable or delegable by the Company. The Lenders may assign this Note as long as such assignment complies with the Securities Act of 1933, as amended.

11. No Strict Construction. The language used in this Note will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party.

12. Further Assurances. Each party hereto will execute all documents and take such other actions as the other party may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Note.

13. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to any applicable principles of conflicts of law.

14. No Inconsistent Agreements. None of the parties hereto will hereafter enter into any agreement, which is inconsistent with the rights granted to the parties in this Note.

15. Entire Agreement.  This Note (including any recitals hereto) set forth the entire understanding of the parties with respect to the subject matter hereof, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the parties hereto.

IN WITNESS WHEREOF, this Promissory Note is executed by the undersigned as of the date hereof.

GAMMACAN INTERNATIONAL, INC.

By:	/s/ Patrick Schnegelsberg
Patrick Schnegelsberg Chief Executive Officer